EXHIBIT 4.4

MCI, INC.,

as Company

and the Subsidiary Guarantors party hereto

$1,699,496,000

7.735% SENIOR NOTES DUE 2014

INDENTURE

Dated as of April 20, 2004

Citibank, N.A,

as Trustee

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

CROSS-REFERENCE TABLE

TIA Section Reference	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06, 12.02
(d)	7.06
314(a)	4.03, 4.04, 12.02
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
315(a)	7.01
(b)	7.05, 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	6.04
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

This INDENTURE dated as of April 20, 2004, is by and among MCI, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors ( the “Subsidiary Guarantors”) set forth on the signature pages hereto and Citibank, N.A., a national banking association duly incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”).

The Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the senior notes due 2014 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“Acquired Debt” of any specified Person means Debt of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents, inventory, securities, Debt and Capital Stock) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or a Subsidiary of the Company; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (b) and (c), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other assets of the Company or any Restricted Subsidiary (other than Cash Equivalents) outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) (a) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Subsidiary Guarantor, (b) any disposition by a Foreign Restricted Subsidiary to another Foreign Restricted Subsidiary and (c) any disposition by the Company or a Domestic Restricted Subsidiary to a Foreign Restricted Subsidiary if the consideration thereof is for Fair Market Value,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.12 hereof,

(3) any disposition effected in compliance with Section 5.01 hereof or constituting a Change of Control,

(4) the granting of any Permitted Lien (or the foreclosure thereon),

(5) sales, transfers or dispositions of Receivables and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Transaction;

(6) any sales, transfers or dispositions of (a) unnecessary or obsolete equipment, (b) inventory or (c) other assets acquired and held for resale in the ordinary course of business; and

(7) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve consideration in excess of $50.0 million.

(8) any sale and leaseback of any Property within 180 days of the acquisition thereof;

(9) any issuance of Disqualified Stock or Preferred Stock pursuant to Section 4.11; and

(10) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(c) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation,” and

(d) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (1) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof; (2) in respect of a limited liability company, the managing members or the board of advisors of the company; and (3) in respect of any other Person, the board or committee of that Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.13 hereof, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale to any Person (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary and in the case of Property received from another Person, other than in contemplation of a transaction where immediately thereafter the Company consolidates or merges with such Person) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof (after taking into account available tax credits or deductions).

“Cash Equivalents” means any of the following:

(a) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b) Investments in eurodollar time deposits, demand deposit accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated “A-3” or “A” or higher according to Moody’s or Standard & Poor’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a (1) bank meeting the qualifications described in clause (b) above or (2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) Investments in securities maturing not more than 365 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(f) Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and

(g) in the case of Foreign Restricted Subsidiaries, substantially similar investments denominated in foreign currencies (including securities issued or fully guaranteed by foreign countries or political subdivisions or taxing authorities thereof).

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any other “person” or “group,” as that term is used in Section 13(d)(3) of the Exchange Act (other than the Company or any of its Restricted Subsidiaries), other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of the transaction;

(b) the adoption of a plan relating to the liquidation or dissolution of the Company;

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all shares that such Person has a right to acquire, whether such right is exercisable immediately or after 60 days), directly or indirectly of more than 50% of the voting power of the voting stock of the Company by way of purchase, merger or consolidation or otherwise, other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of the transaction;

(d) the merger or consolidation with or into another Person or merger of another Person into the Company with the effect that immediately after that transaction the existing stockholders of the Company immediately before the transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving the merger or consolidation; or

(e) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to manage fluctuations in commodity prices.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President, a Vice President or its Treasurer, and by an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

“Comparable Treasury Issue” means the United States Treasury security selected by the Company as having a maturity comparable to the Stated Maturity of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Stated Maturity of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) over the ten Business Days preceding the third Business Day prior to such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or

(b) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which financial statements are available on such determination date to

(b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt (including any Debt Incurred upon emergence from bankruptcy) that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is or includes an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

Since the beginning of the period,

(A) the Company has designated or redesignated any Restricted or Unrestricted Subsidiaries,

(B) the Company and its Restricted Subsidiaries have acquired or disposed of companies, divisions or lines of businesses, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, or

(C) the Company and its Restricted Subsidiaries have discontinued any operations

EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such events as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term of at least 12 months or, if earlier, through the Maturity of such Debt). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” means, for any period, the consolidated interest expenses of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries on a consolidated basis,

(a) interest component of Capital Lease Obligations,

(b) amortization of debt discount and debt issuance cost, including commitment fees, with respect of Debt issued after the Issue Date,

(c) capitalized interest and accrued interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Hedging Obligations (including amortization of fees),

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends, and

(i) interest expense on Debt of another Person if such Debt is Guaranteed by the Company or a Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

Notwithstanding the foregoing, such expenses of any Restricted Subsidiary will be reduced in proportion to any proportional reduction in respect of such Restricted Subsidiary’s net income included in calculating Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries before any reduction in respect of preferred stock dividends; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

(2) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash contributed to such Person by the Company or a Restricted Subsidiary;

(b) for purposes of Section 4.12 hereof only, any net income (loss) of any Person acquired by the Company or any of its consolidated Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition;

(c) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions, directly or indirectly, to the Company, other than a restriction referred to in Section 4.15(2)(A) except that:

(1) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that was permitted to be distributed by such Restricted Subsidiary during such period to the Company or another

Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d) any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries in an Asset Sale;

(e) any extraordinary gain or loss (as determined in accordance with GAAP provided that any subsequent reversal thereof shall also be excluded from Consolidated Net Income), any gain or loss recognized as a result of the application of fresh start accounting, any restructuring charges and any gain or loss in connection with the extinguishment of debt;

(f) any gain or loss realized on the termination of any employee pension benefit plan;

(g) the cumulative effect of a change in accounting principles;

(h) gains and losses resulting from foreign currency translation adjustments; and

(i) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, for purposes of Section 4.12 hereof only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(3) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total Tangible Assets (less accumulated depreciation and amortization, allowances for doubtful receivables and other applicable reserves) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) minority interests in Restricted Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(b) treasury stock;

(c) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(d) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Total Foreign Assets” means, as of any date of determination, the total assets of the Company’s Foreign Restricted Subsidiaries, on a combined basis, included on the consolidated balance sheet of the Company as of the most recent fiscal quarter end for which financial statements are available (and in the case of any determination relating to any Incurrence of Debt, on a pro forma basis reflecting any Property being acquired in connection therewith).

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(a) was a member of the Company’s Board of Directors on the date of this Indenture; or

(b) was nominated for election or elected to the Company’s Board of Directors with the affirmative vote of, or whose election or appointment was otherwise approved or ratified (whether before or after nomination or election) by, at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination, election or approval, as applicable.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, the Senior Credit Facility and one or more other debt or commercial paper facilities with banks or other institutional lenders (including providing for revolving credit loans, term loans, receivables or inventory financing or trade letters of credit), in each case together with any extensions, revisions, refinancings or replacements thereof.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to mitigate fluctuations in currency exchange rates.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as Custodian with respect to the Notes, any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of;

(1) debt of such Person for money borrowed, and

(2) all obligations of such person evidenced by notes, debentures, bonds or other similar instruments;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person to pay the deferred purchase price of Property or services which are recorded as liabilities under GAAP (but excluding accrued expenses and accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to banker’s acceptances or letters of credit not securing obligations described in (a) through (c) above entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of the obligation of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference of such Preferred Stock:

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons Guaranteed by such Person;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person and otherwise non-recourse to such Person, the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, including, in the case of clause (e) above, the maximum repurchase or redemption obligation with respect to any Disqualified Stock and the maximum liquidation preference with respect to any Preferred Stock, at such date. With respect to any Debt issued with original issue discount, the amount of such Debt shall be the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt. The amount of Debt represented by a Hedging Obligation shall be equal to the net amount payable if such Hedging Obligation was terminated at that time due to default by such Person.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.01 or 2.07 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, for consideration other than Equity Interests,

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part for consideration other than Equity Interests, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

in each case, on or prior to the date that is 91 days after the date of the Stated Maturity of the Notes, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical matter to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if (i) the terms of such Capital Stock (and any such securities into which it is convertible or for which it is redeemable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and any such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of Section 4.14 and 4.21 of this Indenture or (ii) such repurchase or redemption complies with Section 4.12.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Restricted Subsidiary.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following (without duplication) to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss (or minus any tax benefits increasing Consolidated Net Income for such period),

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles,

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of prepaid cash expense that was paid in a prior period) including charges related to non-cash minority interests,

(6) non-capitalized transaction costs in connection with actual or proposed financings, acquisitions or divestitures; and

(7) non-recurring or unusual losses (or minus any such gains increasing Consolidated Net Income for such period); minus

(b) all other non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period or represents the recognition of cash received in any prior period).

“Equity Interests” means Qualified Capital Stock and all warrants, options or other rights to acquire Qualified Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock.

“Equity Offering” means a primary offering of common stock of the Company or an offering of Capital Stock of any direct or indirect parent of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b) if such Property has a Fair Market Value in excess of $25.0 million, by the Board of Directors.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Global Note Legend” means the legend set forth in Section 2.06(e)(i) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means one or more global Notes registered in the name of the Depositary or its nominee issued in accordance with Article 2 hereof substantially in the form of Exhibit A hereto and bearing the Global Note Legend and including the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect of such Debt (in whole or in part) or of any such obligation;

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or Commodity Price Protection Agreement.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, assume, or guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of the Note.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to mitigate fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 4.12 and 4.19 hereof and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.12. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investment Grade Status” means shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both of the Rating Agencies.

“Issue Date” means the date on which the Initial Notes are initially issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the Corporate Trust Office of the Trustee is located, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, encumbrance, hypothecation, security interest, lien or charge of any kind on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business of Moody’s Investors Service, Inc.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses, including legal and financial advisory fees and expenses, incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued or paid, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; provided, however, that any reversal of such reserve within twelve months following the consummation of such Asset Sale will be treated as a receipt of Net Available Cash from an Asset Sale.

“Non-Recourse Debt” means Debt (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company; provided, however, that for the purposes of clause (e) of the first paragraph of Section 5.01 and Section 8.04 such legal counsel shall be nationally known, reputable outside legal counsel.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively, and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream.

“Permitted Debt” means the following:

(a) Debt of the Company evidenced by the Initial Notes and the other debt securities issued pursuant to the Plan of Reorganization and, to the extent required under the terms of this Indenture or such other debt securities, Guarantees thereof by any Restricted Subsidiary;

(b) Debt of the Company and the Subsidiary Guarantors under the Credit Facilities, provided that the aggregate principal amount of all such Debt under the Credit Facilities at any one time outstanding and incurred under this clause (b) shall not exceed (x) until the third anniversary of the Issue Date, $1.0 billion and (y) thereafter, $2.0 billion, in each case less the aggregate amount of all Net Available Cash of Asset Sales applied to repay Debt under such Credit Facilities pursuant to Section 4.14 (other than temporary pay downs pending final application of such Net Available Cash);

(c) Debt of the Company or a Restricted Subsidiary incurred after the Issue Date in respect of Capital Lease Obligations, Sale and Leaseback Transactions and Purchase Money Debt, provided that:

(1) in each case, such Debt is incurred for purpose of financing all or part of the cost of acquisition, construction or improvement of assets used or useful in the business of the Company or such Restricted Subsidiaries,

(2) the aggregate principal amount of such Debt does not exceed the fair market value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased (as determined in good faith by the Company), and

(3) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $750.0 million;

(d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, that if the Company or any Subsidiary Guarantor is the obligor on such Debt, such Debt must be expressly unsecured and subordinated in writing in right of payment to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantor’s Guarantee, in the case of a Subsidiary Guarantor; provided, further, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk of the Company or such Restricted Subsidiary and not for speculative purposes; provided, however, that in the case of any such Interest Rate Agreements the notional principal amount of the interest rate obligations set forth in any such Interest Rate Agreement does not exceed the principal amount of Debt to which such Interest Rate Agreement relates;

(f) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks of the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes; provided, however, that, in the case of Currency Exchange Protection Agreements that relate to Indebtedness, such Currency Exchange Protection Agreements do not increase the Debt of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder.

(g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(h) Debt in connection with one or more letters of credit, bankers’ acceptance, performance, tender, bid completion and surety bonds and completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(i) Acquired Debt to the extent the Company could have incurred such Debt in accordance with clause (a) of the first paragraph of Section 4.11 hereof on the date such Debt became Acquired Debt;

(j) Debt arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary of the Company

(k) Debt incurred by Foreign Restricted Subsidiaries (including Debt under the Credit Facilities) in an aggregate amount not to exceed the greater of (x) $300.0 million at any one time outstanding or (y) 10% of the Company’s Consolidated Total Foreign Assets;

(l) Debt (including any Guarantees) outstanding on the Issue Date not otherwise described in clauses (a) through (k) above;

(m) Debt of the Company or a Restricted Subsidiary which together with any other Debt incurred pursuant to this clause (m) and outstanding on the date of such incurrence has an aggregate principal amount outstanding at any one time not to exceed $100.0 million;

(n) Guarantees by the Company or any of its Restricted Subsidiaries of Debt of the Company or any Restricted Subsidiary to the extent the Company or such Restricted Subsidiary could have incurred such Debt pursuant to any other clause of this covenant and Guarantees by the Company or any Subsidiary Guarantor of any Debt of the Company or any Restricted Subsidiary; and

(o) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of Section 4.11 hereof and clauses (a), (c), (i) and (l) above and this clause (o).

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company or any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business; and provided, further, that the aggregate amount of Permitted Investments by the Company and its Domestic Restricted Subsidiaries in Foreign Restricted Subsidiaries made after the Issue Date pursuant to this clause (a) (net of the cash return on Investments in Foreign Restricted Subsidiaries received by the Company and its Restricted Subsidiaries after the Issue Date as a result of any dividend, loan, payment, sale for cash, repayment, redemption, liquidating distribution or other cash realization) shall not exceed $2.0 billion;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person’s primary business is a Related Business;

(c) Cash Equivalents;

(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business;

(e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans, advances, and extensions of credit to suppliers, customers or employees made in the ordinary course of business;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of claims or judgments;

(h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.14 hereof;

(i) Investments for which the sole consideration provided is, or which is funded out of the net proceeds of a substantially concurrent sale of, Qualified Capital Stock of the Company, provided, that the issuance of such Qualified Capital Stock shall not be included in the calculation set forth in clause (c) of Section 4.12 hereof;

(j) Investments in Permitted Joint Ventures in an aggregate amount not in excess of $250.0 million at any one time outstanding (net of, with respect to the Investment in any particular Permitted Joint Venture made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of such Investments in such Permitted Joint Venture made after the Issue Date in reliance on this clause); provided that such return shall, for purposes of Section 4.12 only, be excluded from Consolidated Net Income.

(k) Investments outstanding on the Issue Date;

(l) Investments in a Securitization Subsidiary that are necessary or desirable to effect any Qualified Securitization Transaction;

(m) Hedging Obligations otherwise permitted under the Indenture; and

(n) other Investments in any Person after the Issue Date made for fair market value as determined in good faith by the Company that do not exceed $500.0 million outstanding at any one time in the aggregate (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause); provided that such return shall, for purposes of Section 4.12 only, be excluded from Consolidated Net Income.

“Permitted Joint Venture” means any Person which is not a Subsidiary and is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in a Related Business, and the Capital Stock of which is owned by the Company or its Restricted Subsidiaries, on the one hand, and one or more Persons other than the Company or any Affiliate of the Company, on the other hand.

“Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clause (b) of the definition of “Permitted Debt” hereof and Hedging Obligations otherwise permitted under this Indenture with the lenders party thereto or their affiliates;

(b) Liens to secure Debt incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any Property, or permitted to be Incurred under clause (c) of the definition of “Permitted Debt” hereof, provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded;

(d) Liens in respect of Acquired Debt permitted to be incurred under Section 4.11 hereof; provided, that such Liens in respect of such Acquired Debt are not incurred in contemplation of such event and do not extend to or cover any property or assets of the Company or of any other Restricted Subsidiary of the Company.

(e) Liens imposed by law, such as statutory mechanics’, workmen’s, materialmen’s, operators’ or similar Liens, on the Property of the Company or any Restricted Subsidiary securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted;

(f) survey exceptions, minor imperfections of, or encumbrances on, title to real property that do not interfere in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(g) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(h) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(i) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, surety bonds, custom duties and the like or deposits for the payment of rent, in each case Incurred in the ordinary course of business and not securing Debt;

(j) utility easements, rights-of-way, municipal and zoning ordinances, building regulations and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and that do not materially interfere with the business of the Company or and its Restricted Subsidiaries;

(k) leases, subleases or licenses granted to others that do not materially interfere with the ordinary course of business of the Company or of any Restricted Subsidiary;

(l) Liens arising from filing Uniform Commercial Code financing statements regarding leases not constituting Capital Lease Obligations;

(m) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as it does not give rise to an Event of Default;

(n) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(o) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, bankers’ liens and the like in favor of financial institutions and counterparties to financial obligations and instruments;

(p) Liens in favor of the Company or a Subsidiary Guarantor;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

(r) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(s) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(t) Liens granted in connection with any Qualified Securitization Transaction;

(u) Liens to secure Hedging Obligations permitted by the Indenture, including customary margin requirements, made in the ordinary course of business;

(v) Liens on assets of Foreign Restricted Subsidiaries securing Debt permitted to be Incurred under clause (k) of the definition of “Permitted Debt” hereof;

(w) Liens existing on the Issue Date;

(x) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(y) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(z) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(aa) Liens resulting from the deposit of funds or other assets in trust to defease Debt in an aggregate principal amount at any time not exceeding $100 million;

(bb) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

(cc) from and after the first date on which the Notes have Investment Grade Status, Liens on any asset of the Company or a Restricted Subsidiary other than (i) an operating facility located in the United States with a book value in excess of 1% of Consolidated Tangible Net Assets at the time of incurrence or (ii) any Capital Stock or Debt of a Restricted Subsidiary owning such a facility;

(dd) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clauses (b), (d), (g), (h) and (w) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (d), (g), (h) and (w) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(2) an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

(ee) Liens not otherwise permitted by clauses (a) through (dd) above to securing Debt in an aggregate amount at the time of incurrence, together with all other Debt secured by then outstanding Liens previously incurred or assumed pursuant to this clause (ee) not in excess of $300 million at any time prior to the third anniversary of the Issue Date and (y) thereafter 10% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall be subordinated in right of payment to the Notes if the Debt that is being Refinanced is a Subordinated Obligation.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means the Plan of Reorganization of WorldCom, Inc. as confirmed by the United States Bankruptcy Court for the Southern District of New York pursuant to the confirmation order thereof dated October 30, 2003.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and for the purposes of this definition, any Note authenticated and delivered under Section 2.08 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.

“Preferred Stock” of any Person means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including rights in any contract, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its fair market value as determined in good faith by the Company.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto, or the acquisition of Capital Stock of a Person owning such assets);

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Stock or convertible into or exchangeable or exercisable for Disqualified Stock.

“Qualified Securitization Transaction” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any Restricted Subsidiaries and related property and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Rating Agencies” mean Moody’s and S&P.

“Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the sale of goods or furnishing of services by the Company or any Restricted Subsidiary of the Company, and monies due thereunder, security or ownership interests in such goods and services, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

“Reference Treasury Dealer” means JP Morgan Chase and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or substantially concurrent replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the date specified on the face of the Note.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.14 hereof, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Payment” means

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary, except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company (other than from the Company or a Restricted Subsidiary);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, or mandatory redemption, of any Subordinated Debt (excluding any intercompany obligations between or among the Company and any Restricted Subsidiary); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of the Company which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Subsidiary:

(a) no portion of the Debt or any other obligations (contingent or otherwise) of which

(1) is guaranteed by the Company or any Restricted Subsidiary of the Company,

(2) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than, in the case of subclauses (1) and (2) pursuant to customary representations, warranties, indemnities and covenants (including those related to servicing) in connection with a Qualified Securitization Transaction; and

(b) with which neither the Company nor any Restricted Subsidiary of the Company

(1) provides any credit support or

(2) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to the Company or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (1) and (2) of this clause (b), customary representations, warranties, indemnities and covenants (including those relating to servicing) made in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables and related property to such Securitization Subsidiary); and

(c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results other than pursuant to customary representations, warranties, indemnities and covenants in connection with a Qualified Securitization Transaction.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation.

“Senior Credit Facility” means a syndicated credit facility, including the option to issue letters of credit, to be entered into by the Company and a syndicate of lenders to be agreed.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the Commission as in effect on the Issue Date.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.11 hereof.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Debt” means any Debt of the Company or a Restricted Subsidiary, whether outstanding on the date the Notes are first issued or thereafter Incurred, which is subordinate or junior in right of payment to the Notes or any guarantee of such Restricted Subsidiary, as the case may be, pursuant to a written agreement.

“Subsidiary,” with respect to any Person, means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a guarantee on the terms set forth in Article 10 hereof by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Subsidiary Guarantor” means the Domestic Restricted Subsidiaries party hereto as set forth on the signature pages hereof and each Domestic Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 4.20 hereof, in each case until released from its Subsidiary Guarantee pursuant to Article 10.

“Tangible Assets” means total assets of the Company and its Restricted Subsidiaries, as reflected in accordance with GAAP on the face of the consolidated balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, less goodwill, trademarks, trade names, copyrights, patents, organizational expenses, capitalized research and development costs and unamortized deferred tax assets and other like intangibles of the Company and its Restricted Subsidiaries.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Unrestricted Subsidiary” means

(a) any Securitization Subsidiary;

(b) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant Section 4.19 hereof and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means a Subsidiary of any Person, all of the outstanding Capital Stock of which (other than any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.16
“Allocable Excess Proceeds”	4.14
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Benefited Party”	10.01
“Change of Control Amount”	4.21	(a)
“Change of Control Offer”	3.09	(a)
“Covenant Defeasance”	8.03
“CUSIP”	2.12
“Defaulted Interest”	2.09
“defeasance trust”	8.04
“DTC”	2.06
“Event of Default”	6.01
“Excess Proceeds”	4.14
“Financial Reporting Date”	4.03	(a)
“Legal Defeasance”	8.02
“losses”	7.07
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Registrar”	2.03

Section 1.03. Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA and not otherwise defined herein have the meanings so assigned to them.

Section 1.04. Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii) “including” means “including without limitation;”

(viii) provisions apply to successive events and transactions;

(ix) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(x) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions the Company may classify such transaction as it, in its sole discretion, determines.

References in this Indenture to financial statements that are “available” shall refer to financial information prepared by the Company and made available pursuant to Section 4.03, whether or not such financial information have been audited or reviewed by the Company’s independent public accountant and whether or not such financial information includes any disclaimer or warning that they are subject to further revision. For the avoidance of doubt, the financial statements that are “available” shall not refer to the financial information of the Company filed with the Commission prior to the Company’s filing pursuant to Chapter 11 of the Bankruptcy Code. Any transaction entered into by the Company in good-faith reliance on calculations derived from such available financial information which are delivered prior to the Financial Reporting Date (including without limitation an Incurrence of Debt or the making of any Restricted Payment) and reviewed by the audit committee of the Board of Directors pursuant to Section 4.03(a) shall not be deemed to constitute a Default hereunder if the Company’s financial statements are subsequently revised or restated and such transaction would not have been permitted based upon such revised or restated financial information.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Dating.

(a) General. The Notes shall be known and designated as the “7.735% Senior Notes due 2014” of the Company. The Stated Maturity of the Notes shall be May 1, 2014. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Book-Entry Provisions. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Certificated Securities. If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if at any time the Depositary shall no longer be eligible as a “clearing agency” under the Exchange Act, the Company shall appoint a successor Depositary. If a successor Depositary is not appointed by the Company within 120 days after the Company receives such notice or becomes aware of such ineligibility, the Company will execute, and the Trustee, upon receipt of a Company order for the authentication and delivery of Definitive Notes, will authenticate and deliver Definitive Notes, in authorized denominations, in an aggregate principal amount and like terms and tenor equal to the principal amount of the Global Notes in exchange for such Global Notes.

The Company may at any time and in its sole discretion determine that Global Notes shall no longer be represented by such Global Notes. In such event, the Company will execute, and the Trustee, upon receipt of a Company order for the authentication and delivery of Definitive Notes of the same terms and tenor, will authenticate and deliver Definitive Notes, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

If specified by the Company pursuant to Section 2.02 with respect to Global Notes, the Depositary may surrender Global Notes in exchange in whole or in part for Definitive Notes and of like terms and tenor on such terms as are acceptable to the Company and such Depositary. Thereupon, the Company shall execute, and the Trustee upon receipt of a Company order for the authentication and delivery of Definitive Notes, shall authenticate and deliver, without service charge to the holders:

(i) to each Person specified by such Depositary a new Definitive Note or Notes of the same tenor, in authorized denominations, in an aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Note; and

(ii) to such Depositary a new Global Note in a denomination equal to the difference, if any, between the principal amount of the surrendered Global Note and the aggregate principal amount of the Definitive Notes delivered to holders pursuant to clause (a) above.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or Indirect Participants or otherwise, shall instruct the Trustee or an agent of the Company or the Trustee in writing. The Trustee or such agent shall deliver such Notes to or as directed by the Persons in whose names such Notes are so registered or to the Depositary.

Section 2.02. Execution and Authentication.

(a) One Officer shall sign the Notes for the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company or any of their respective Subsidiaries.

Section 2.03. Registrar, Paying Agent and Depositary.

The Company shall maintain an office or agency (which shall be located in the Borough of Manhattan, City of New York, State of New York) where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency (which shall be located in the Borough of Manhattan, City of New York, State of New York) where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep in a register of the Notes (the “Note Register”) the names and addresses of the Holders and of their transfer and exchange. The Company, upon prior written notice to the Trustee, may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Company or any of its Subsidiaries may act as Paying Agent or Registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the Trust Indenture Act. Such agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of such Agent.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying

Agent to pay all money held by it to the Trustee and account for all funds disbursed. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for all funds disbursed. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA §312(a).

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary or (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or (3) an Event of Default entitling the Holders to accelerate shall have occurred and be continuing and the Registrar has received a written request from the Depositary to issue Definitive Notes. Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in denominations of $1,000 or integral multiples thereof and in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.08 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.08 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the

Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in an Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and mail or deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail or deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in the Global Notes.

(i) Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Legends. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT,

AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(f) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(g) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 3.06, 4.14, 4.21 and 9.05 hereof).

(iii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv) Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(vii) All certifications required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii) The Trustee is hereby authorized to enter into a letter of representation with the Depositary in the form provided by the Depositary and to act in accordance with such letter.

Section 2.07. Temporary Notes.

Pending the preparation of Definitive Notes, the Company may execute, and upon receipt of a Company Order the Trustee shall authenticate and deliver, temporary Definitive Notes which shall be substantially in the form of Definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may reasonably determine, as evidenced by their execution of such Notes.

If temporary Notes are issued, the Company will cause Definitive Notes to be prepared without unreasonable delay. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency of the Company designated pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of Definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes.

Section 2.08. Mutilated, Destroyed, Lost or Stolen Notes.

If any mutilated Note is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a certificate number not contemporaneously outstanding.

If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.09. Payment of Interest; Interest Rights Preserved.

On or before any Interest Payment Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 4.01) an amount of money sufficient to pay the interest on all the Notes that is to be paid on such Interest Payment Date. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such Interest Payment Date.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest (including interest thereon) shall be paid by the Company to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note (including interest thereon) and the date of the proposed payment (which date shall be a date which will enable the Trustee to comply with the provisions of the immediately following sentence), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest (including interest thereon) or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided herein. The Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at his address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest (including interest thereon) shall be paid to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date. Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of, or in exchange for or in lieu of, any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.10. Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any Agent may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and (subject to Section 2.09) interest on such Note and for all other purposes whatever, whether or not such Note be overdue, and neither the Company nor the Trustee shall be affected by notice to the contrary.

Section 2.11. Cancellation.

All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures.

Section 2.12. CUSIP or ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures (“CUSIP”), the Company may cause CUSIP numbers to be printed on the Notes and may direct the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes. No representation is made as to the accuracy of the CUSIP numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.13. Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.08 those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.14 as not outstanding. Except as set forth in Section 2.15 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note;

(b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay all principal, premium (if any) and interest on Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.14. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction to the Trustee or consent to the waiver of any past default and its consequences, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof and paragraph 5 of the Notes, it shall furnish to the Trustee, at least 45 days but not more than 60 days before a redemption date (unless a shorter notice shall be satisfactory to the Trustee), an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with any applicable depositary and legal requirements and the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a

Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price or if the redemption is made pursuant to Section 3.07(b) a calculation of the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the amount of accrued interest, if any, to be paid;

(h) the aggregate principal amount to be redeemed;

(i) the CUSIP number relating to the Notes, if any;

(j) the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(k) that no representation is made as to the correctness or accuracy of the CUSIP number listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days, or such shorter period allowed by the Trustee, prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price subject to satisfaction of any conditions specified in such notice.

Section 3.05. Deposit of Redemption Price.

On or before 11:00 a.m. Eastern time on any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes (or portions of Notes) to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal and premium, if any, is paid, and to the extent lawful on any interest not paid on such unpaid principal in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) At any time and from time to time during the twelve-month period commencing on May 1 of the years indicated below, the Company may redeem all or any portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date):

Year	Percentage
2009	103.3675%
2010	102.2450%
2011	101.1225%
2012 and thereafter	100.0000%

(b) At any time prior to May 1, 2009, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under this Indenture, at a redemption price equal to the greater of

(i) 100.0% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of (A) the redemption price of the Notes at May 1, 2009 (as set forth in Section 3.07(a) above) and (B) the remaining scheduled payments of interest from the redemption date to May 1, 2009, but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the Treasury Rate (determined on the second Business Day immediately preceding the date of redemption) plus 84.5 basis points;

plus, in either case, accrued and unpaid interest, to the redemption date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date).

Any notice to the Holders of Notes of a redemption pursuant to this Section 3.07(b) shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

(c) At any time and from time to time prior to May 1, 2007, the Company may redeem up to 35.0% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price (expressed as a percentage of principal amount) equal to 107.735% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds of one or more Equity Offerings by the Company or the direct or indirect parent of the Company (to the extent, in the case of the direct or indirect parent, that the net cash proceeds of the Equity Offerings are contributed to the common or non-redeemable preferred equity capital of the Company); provided, however, that after giving effect to any such redemption, at least 65.0% of the aggregate principal amount of the Notes initially issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 75 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

(d) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption.

Except as set forth in Sections 4.14 and 4.21 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offer To Purchase upon a Change of Control or by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.14 or 4.21 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer” or “Change of Control Offer”, each an “Offer to Purchase”), it shall follow the procedures specified below.

(b) The Offer to Purchase shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.14 or 4.21 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer or Asset Sale Offer in respect of the Notes so purchased by the Company.

Upon the commencement of the Offer to Purchase, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(i) that the Offer to Purchase is being made pursuant to this Section 3.09 and Section 4.14 or 4.21 hereof, as the case may be, and, in the case of a Change of Control Offer, that a Change of Control has occurred, the transaction or transactions that constitute the Change of Control, and that a Change of Control Offer is being made pursuant to Section 4.21 hereof and the length of time the Offer to Purchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(vi) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, in the case of an Asset Sale Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary in connection with an Asset Sale Offer, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer or Change of Control Offer, as applicable, on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes; Money for Note Payments to be Held in Trust.

(a) The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including interest that accrues after, or would have accrued but for, the commencement of a proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same such rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) If the Company shall at any time act as its own Paying Agent, it will, on or before each due date of the principal, premium, if any, or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal, premium, if any, or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents, it will, prior to each due date of the principal of, premium, if any, or interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay the principal, premium, if any, or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium, if any, or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(1) hold all sums held by it for the payment of the principal of, premium, if any, or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal, premium, if any, or interest; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a general unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain in the Borough of Manhattan, City of New York, State of New York, an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations, provided, however, that no such designation or rescission shall in any matter relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 2.04.

Section 4.03. Reports.

(a) From and after the date that the Company (i) first produces financial statements for a completed fiscal year, including an unqualified report thereon from its independent public accountants, and (ii) provides a copy thereof to the Commission and resolves any comments thereon (such date, the “Financial Reporting Date”), notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding the Company shall file with the Commission, to the extent such submissions are accepted for filing with the Commission, and shall furnish to the Trustee, within 15 days after it is or would have been required to be filed with the Commission:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) all information that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

Prior to the Financial Reporting Date, the Company shall deliver the information set forth in clauses (i) and (ii) above to the Trustee and the Holders within 15 days after it would have been required to be filed with the Commission; provided however that the Company need not (1) provide balance sheet information (other than cash, debt and capital expenditure information consistent with the information provided in its monthly operating reports]), cash flow or stockholder’s equity data, or any footnotes to the financial information (or any management’s discussion and analysis of financial condition and results of operations related to such information) and may provide income statement data in a manner consistent with the monthly operating reports or (2) obtain a report thereon from its independent public accountants, and such information may be designated by the Company as subject to further review and adjustment. Prior to the Financial Reporting Date, the Company shall submit for review by the audit committee of the Board of Directors on a quarterly basis any financial information prepared by the Company and delivered pursuant to this Section 4.03(a).

(b) The Company shall use reasonable best efforts to achieve the Financial Reporting Date as soon as is practicable.

(c) The Company shall in good faith seek a rating on the Notes from Moody’s and S&P within 30 days of the Financial Reporting Date.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). In addition, the Company shall cause its annual reports to stockholders and any quarterly or other financial reports furnished by it to stockholders that are not filed via EDGAR generally to be filed with the Trustee and mailed no later than the date such materials are mailed or made available to the Company’s stockholders, to the Holders at their addresses as set forth in the register of securities maintained by the Registrar.

Section	4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall comply with TIA §314(a)(2).

(d) The Company shall deliver to the Trustee, within 10 Business Days after becoming aware of the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section	4.05. Taxes.

The Company shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section	4.06. Stay, Extension and Usury Laws.

The Company and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section	4.07. Corporate Existence.

The Company and each Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that neither the Company nor any Subsidiary Guarantor shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that (a) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole and (b) the loss thereof is not materially adverse to either the Company and its Restricted Subsidiaries taken as a whole or the ability of the Company to otherwise satisfy its obligations hereunder, and provided further that this Section does not prohibit any transaction otherwise permitted by Section 4.14 or Article 5.

Section	4.08. Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section	4.09. Maintenance of Properties and Insurance

(a) The Company will cause all material properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order so that the business of the Company and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section prevents the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the reasonable judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

(b) The Company will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Company and its Restricted Subsidiaries are then conducting business.

Section	4.10. Line of Business

The Company will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Related Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Section	4.11. Incurrence of Additional Debt

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, either:

(a) such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be at least (x) 2.50 to 1.00 until the third anniversary of the Issue Date and (y) at least 2.00 to 1.00 thereafter, or

(b) such Debt is Permitted Debt.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 4.11. The amount of any Debt outstanding as of any date shall be (i) the accreted value of the Debt in the case of any Debt issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate (as reasonably determined by the Company) in effect on the date such Debt was incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided, that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 4.11, the maximum amount of Debt that the Company may incur pursuant to this Section 4.11 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Debt is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with this covenant in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (p) of the definition of Permitted Debt or is entitled to be incurred pursuant to clause (a) of the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.

Section	4.12. Restricted Payments.

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) an Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.11 hereof; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value as determined in good faith by the Company) would exceed an amount equal to the sum of:

(1) 50.0% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending for which financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100.0% of such deficit), plus

(2) Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by the Company or any Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt of the Company or any Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Company or a Subsidiary of the Company, and

(y) the aggregate amount of any cash or other Property (other than Equity Interests) distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, (without duplication) plus

(5) an amount equal to the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary as determined in good faith by the Company; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, plus

(6) $100.0 million.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(a) the Company and any Restricted Subsidiary may pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture, including but not limited to the preceding provisions of this Section 4.12;

(b) the Incurrence, renewal, extension or refinancing of Permitted Refinancing Debt;

(c) the exchange or conversion of any Debt of the Company or any of its Restricted Subsidiaries for or into Qualified Capital Stock of the Company;

(d) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement for value of Capital Stock or Subordinated Debt of the Company or any of its Restricted Subsidiaries in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) of the preceding paragraph of this Section 4.12;

(e) scheduled dividends (not constituting a return on capital) on Preferred Stock of a Restricted Subsidiary or on Disqualified Stock of the Company issued pursuant to and in compliance with Section 4.11 hereof;

(f) the redemption, repurchase, retirement or other acquisition of any Subordinated Debt of the Company or a Restricted Subsidiary in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Subordinated Debt;

(g) repurchases of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries (x) from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock or (y) which are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of the Company or any Subsidiary of the Company; provided, however, that:

(1) the aggregate amount of such repurchases shall not exceed $25.0 million in any calendar year (with unused amounts in any year carried forward to subsequent years) and

(2) no Event of Default shall have occurred and be continuing (or result therefrom) at the time of such repurchase;

(h) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof;

(i) payments made to purchase, redeem, defease, refinance or otherwise acquire or retire for value any Capital Stock or Subordinated Debt of the Company pursuant to provisions requiring the Company to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or Subordinated Debt upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Capital Stock or Subordinated Debt; provided, however, that prior to any such purchase, repurchase redemption, legal defeasance, retirement refinance or acquisition for value, the Company has consummated an Asset Sale Offer or Change of Control Offer with respect to the Notes as provided in Section 4.14 and Section 4.21 and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer.

(j) payments required to be made or otherwise contemplated pursuant to Section 5.07 of the Plan of Reorganization including, without limitation, repurchases of stock to be made in the amount of the difference between (x) the amount of the Company’s available cash and cash equivalents calculated as of the Company’s date of emergence from Chapter 11 bankruptcy proceedings after satisfying and reserving for all required payments under the Plan of Reorganization and (y) $1 billion;

(k) Restricted Payments by the Company or any of its Restricted Subsidiaries not otherwise permitted to be made under clauses (a) through (j) above in an aggregate amount not to exceed $100.0 million, so long as no Default or Event of Default exists.

Each Restricted Payment described in clauses (a), (g), (h) and (k) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (c) of the preceding paragraph.

Section	4.13. Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a

Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to, if the obligation secured by such Lien is Subordinated Debt) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

Section	4.14. Asset Sales.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the property subject to such Asset Sale; and

(b) at least 75.0% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of (i) cash or cash equivalents provided that the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities or the receipt of securities by the Company or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, shall in each case be deemed cash or (ii) Additional Assets or a combination thereof.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt described below):

(a) to Repay Debt under the Credit Facilities of the Company or any Subsidiary Guarantor or Debt of any Restricted Subsidiary that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or a Subsidiary of the Company); or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that Net Available Cash from an Asset Sale by a Subsidiary Guarantor should only be reinvested in Additional Assets of a Subsidiary Guarantor (including Capital Stock of a Subsidiary Guarantor).

Pending the final application of any such Net Available Cash, the Company or any Restricted Subsidiary may temporarily reduce the revolving credit debt under its Credit Facilities or otherwise invest such Net Available Cash in Cash Equivalents. Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 360-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 540 days from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $500.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Asset Sale Offer”) the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100.0% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 3.09 hereof. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose not prohibited by the Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Asset Sale Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sale Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales requiring the Company to make an offer to purchase such Debt at substantially the same time as the Asset Sale Offer.

Within five Business Days after the Company is obligated to make a Asset Sale Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sale Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Section	4.15. Restrictions on Distributions from Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) to encumbrances or restrictions existing under or by reason of applicable law or regulations;

(2) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date (or otherwise contemplated by the Plan of Reorganization) or relating to Debt Incurred under clause (k) of the definition of “Permitted Debt,”

(B) relating to a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (2)(A) or (B) above or in clause (3)(A) or (B) below or any extension, renewal or replacement of any agreement containing such restriction, so long as such restriction is not materially less favorable to the holders of Notes than those under the agreement evidencing being extended, renewed or refinanced, or

(D) arising in connection with a Qualified Securitization Transaction;

(3) with respect to clause (c) only, to restrictions:

(A) relating to Permitted Liens that limit the right of the debtor to dispose of the Property subject to such Lien,

(B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(D) any restrictions on cash or other deposits or net worth imposed by suppliers or landlords under agreements entered into the ordinary course of business,

(E) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

(4) customary restrictions contained in joint venture or similar agreements; and

(5) restrictions contained in the terms governing any Debt if (as determined in good faith by the Board of Directors) the encumbrances or restrictions either (x) would not, at the time agreed to, be expected to materially adversely affect the ability of the Company to make payments on the Notes or (y) in the case of any Permitted Refinancing, are, taken as a whole, no less favorable in any material respect to the Holders than those contained in the agreements governing the Debt being refinanced; or

(6) required pursuant to the Indenture (and any substantially similar provisions contained in any other Debt of the Company or any Restricted Subsidiary).

Section	4.16. Affiliate Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any (i) Affiliate of the Company or (ii) any shareholder that beneficially owns more than 5% of the Voting Stock of the Company (an “Interested Person”) (each of clause (i) and (ii), an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or Interested Person of the Company,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction as evidenced by a Board Resolution promptly delivered to the Trustee, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $75.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(d) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries if such transaction is not otherwise prohibited by the terms of this Indenture;

(e) any Restricted Payment permitted to be made pursuant to Section 4.12 hereof;

(f) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

(g) loans and advances (to the extent permitted by law) to employees made in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, so long as such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(h) transactions in connection with any Qualified Securitization Transactions;

(i) any agreement as in effect as of the Issue Date (or otherwise contemplated by the Plan of Reorganization) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date (as determined in good faith by the Board of Directors);

(j) transactions with joint ventures or purchasers or sellers of goods or services which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of (x) the senior management of the Company for transactions less than $50 million and (y) the Board of Directors for transactions in excess of $50 million, or are on terms at least as favorable as might reasonably have been obtained at such time from a third party that is not an Affiliate;

(k) any transaction or series of transactions between the Company or one or more Restricted Subsidiaries; and

(l) the issuance and sale of any Equity Interests or Qualified Capital Stock of the Company.

Section 4.17. Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless the Company or such Restricted Subsidiary would be entitled to:

(a) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.11 hereof, and

(b) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to Section 4.13 hereof.

Section 4.18. Limitation on Accounts Receivables Facilities.

The Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of accounts receivable to a Securitization Subsidiary; provided that:

(a) the sale, transfer or other disposition is in connection with a Qualified Securitization Transaction; and

(b) the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the fair market value of the receivables sold.

Section 4.19. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if such designation is permitted under the covenant described in Section 4.12 and the Subsidiary to be so designated:

(a) does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary;

(b) to the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under Section 4.11 and Section 4.12;

(c) is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company that would not be permitted by Section 4.16;

(d) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted by Section 4.11 and Section 4.12; and

(e) has not Guaranteed any Debt of the Company of any of its Restricted Subsidiaries.

Unless so designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary will be deemed to be an investment made as of the time of that designation and will either reduce the amount available for Restricted Payments under Section 4.12 or reduce the amount available for future Investments under one or more clauses of the definition of “Permitted Investments,” as the Company determines in its sole discretion. The designation of such a Subsidiary or Person as an “Unrestricted Subsidiary” will only be permitted if, in the case of a Restricted Subsidiary, the deemed Investment would be permitted at the time the Restricted Subsidiary is designated and, in any case, if that Subsidiary or Person otherwise satisfies the requirements of an “Unrestricted Subsidiary” set forth in this Section 4.19.

Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Section 4.19, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.12 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.11 or if such Subsidiary is otherwise in default of any of the other covenants and provisions of this Indenture or the Notes, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of the Company’s Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.11, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing, Embratel Participacoes S.A. (together with its successors and assigns, “Embratel”) is hereby designated as an Unrestricted Subsidiary as of the Issue Date (which designation shall not be deemed a Restricted Payment) and shall remain an Unrestricted Subsidiary until designated as a Restricted Subsidiary by the Company pursuant to the preceding paragraph.

Section 4.20. Future Subsidiary Guarantors.

The Company shall cause each Person that is or becomes a Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary will fully and unconditionally guarantee payment of the Notes on the terms and conditions set forth in Article 10 hereof.

Section 4.21. Repurchase at the Option of Holders Upon a Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall, within 30 days of a Change of Control, make a Change of Control Offer pursuant to the procedures set forth in Section 3.09 hereof. Each Holder shall have the right to accept such offer and require the Company to repurchase all or any portion (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the Purchase Date.

(b) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes or portions of Notes validly tendered and not withdrawn under the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.21. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.21, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached it obligations under the covenant described hereunder by virtue thereof.

Section 4.22. Intercompany Obligations.

At all times, the Company shall ensure that all intercompany obligations (including, without limitation, obligations pursuant to transfer pricing and royalty agreements) owed by the Company or a Restricted Subsidiary to the Company or any of its Subsidiaries shall be subordinated in writing in right of payment to the Notes or the applicable Subsidiary Guarantee and unsecured.

Section 4.23. Plan of Reorganization Payments or Investments.

Notwithstanding anything to the contrary in this Indenture, all distributions and arrangements to be made pursuant to the Plan of Reorganization in respect of Claims or Equity Interests (both as defined therein), including any settlements thereof, and the utilization of excess Cash as contemplated under Section 5.07 thereof, whether before, on or after the Issue Date shall be permitted hereby and will not constitute Restricted Payments, shall constitute Permitted Investments and shall constitute Permitted Debt, in each case as applicable, and shall also be disregarded in the calculation of Consolidated Net Income.

Section 4.24. Covenant Termination.

(a) All of the covenants set forth in Article 4 hereof shall be applicable to the Company and its Restricted Subsidiaries unless the Company reaches Investment Grade Status and maintains such status for six months from such date. After the Company has reached Investment Grade Status and such six month period has elapsed, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and its Restricted Subsidiaries shall be released from their obligations to comply with Sections 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.18, 4.19, 4.21, 4.23 (any failure to comply thereunder will not be a Default or Event of Default) but shall remain obligated (i) to comply with Sections 4.01 through 4.09, Section 4.13, Section 4.17, Section 4.20 and 4.22.

(b) The Company shall also, upon reaching Investment Grade Status, remain obligated to comply with Section 5.01 (other than clause (d) of the first paragraph thereunder).

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets.

The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants, obligations and conditions of the Indenture and the Notes to be performed by the Company;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of Section 4.11 hereof or, after giving effect to such incurrence, the Consolidated Interest Coverage Ratio of the Company or the Surviving Person, as the case may be, would be the same or better than such ratio immediately prior to giving effect to transaction or series of transactions; and

(e) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

No Subsidiary Guarantor may merge, consolidate or amalgamate with or into any Person, or sell, transfer, assign, lease, convey or otherwise dispose of, all or substantially all its Property, in any one transaction or series of transactions, to any Person, unless:

(f) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(g) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(h) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Domestic Restricted Subsidiary) otherwise permitted by the Indenture.

(i) This Section 5.01 shall not prohibit any Subsidiary Guarantor from consolidating with, merging into or transferring all or part of its assets to the Company or any other Subsidiary Guarantor.

Section 5.02. Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture and the predecessor Company shall be released from the Indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following is an “Event of Default:”

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with the provisions of Sections 4.14, 4.21 or 5.01 hereof;

(d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 60 days after written notice is given to the Company;

(e) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at Stated Maturity, in an aggregate amount greater than $100.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded within 60 days;

(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $100.0 million (or its foreign currency equivalent at the time) in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies that shall be rendered against the Company or any Restricted Subsidiary that is a Significant Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(g) except as permitted by this Indenture, any Subsidiary Guaranty is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or the Company, any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty; and

(h) the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of or taking possession by a custodian, receiver, liquidator, trustee, assignee or sequestrator of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors.

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case; or

(B) appoints a custodian, receiver, liquidator, trustee, assignee or sequestrator of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The Company shall deliver to the Trustee, within 10 Business Days after becoming aware of the occurrence thereof unless the event otherwise giving rise to the requirement to deliver the notice is cured within such period, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 6.02. Acceleration.

If any Event of Default (other than those of the type described in Section 6.01(h) or (i) with respect to the Company) occurs and is continuing, the Trustee may, and the Trustee upon the request of Holders of 25.0% in aggregate principal amount of the outstanding Notes will, or the Holders of at least 25.0% in aggregate principal amount of outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.

In the case of an Event of Default specified in Section (h) or (i) of Section 6.01 hereof with respect to the Company, such amount with respect to all the Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.

At any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel that declaration and its consequences if:

(a) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

(b) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration and the reasonable charges and expenses of the Trustee, its agents and attorneys and all other sums payable under this Indenture and past due have been paid by the Company; and

(c) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any amounts due the Trustee under Section 7.07 hereof, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Subject to Section 6.07, the Holders of a majority in principal amount of the Notes may waive by consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) any then existing or potential Default, and its consequences, except a default in the payment of the principal of premium if any or interest on any Notes or a default of any term which may not be amended without the consent of each Holder, as set forth in Section 9.02. In the event of any Event of Default specified in clause (e) of the first paragraph of Section 6.01, such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 60 days after the Event of Default arose:

(a) (i) the Debt that is the basis for the Event of Default has been discharged;

(ii) the holders of that Debt have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(iii) if the default that is the basis for such Event of Default has been cured; and

(b) no judgment or decree for the payment of the Notes shall have been obtained by the Trustee as provided by the Indenture.

When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.05. Control by Majority.

Subject to Section 7.01, Section 7.02(f) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law, or this Indenture or that Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may result in the incurrence of liability by the Trustee.

Section 6.06. Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default,

(b) Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding have made written request and offered the Trustee indemnity satisfactory to the Trustee to institute such proceeding as trustee, and

(c) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section	6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (g) or (h) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matter and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that any such compensation, expenses and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default which the Trustee has, or is deemed to have, notice hereunder has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein or otherwise verify the contents thereof).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section and Section 7.02.

(e) Except for information provided by the Trustee concerning the Trustee, the Trustee shall have no responsibility for any information in any prospectus or other disclosure material distributed with respect to the Notes.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document. Any facsimile signature of any Person on a document required or permitted in this Indenture to be delivered to the Trustee shall constitute a legal, valid and binding execution thereof by such Person.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture and, in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(h) Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(j) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants herein.

(k) The Trustee’s immunities and protections from liability and its right to indemnification in connection with the performance of its duties under this Indenture shall extend to the Trustee’s officers, directors, agents, attorneys and employees and also to the Trustee in each of its capacities hereunder. Such immunities and protections and right to indemnification, together with the Trustee’s right to compensation, shall survive the Trustee’s resignation or removal, the defeasance or discharge of this Indenture and final payment of the Notes.

(l) The right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(m) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs unless such Default or Event of Default has since been cured. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Subsidiary Guarantors shall jointly and severally indemnify the Trustee (in its capacity as Trustee) or any predecessor Trustee (in its capacity as Trustee) against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees and expenses (“losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and payment in full of the Notes.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time upon 30 days’ prior notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months or is an initial Holder of the Notes, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million (or a wholly-owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors and evidenced by a resolution of the Board of Directors and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a), (b), (c) and (d) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Sections 4.01 and 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article 8. If the Company exercises under Section 8.01 hereof the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Section 4.03 and Sections 4.10 through 4.23 hereof, and the operation of clause (d) of the first paragraph of Section 5.01 hereof, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such

Notes shall be unaffected thereby. If the Company exercises under Section 8.01 hereof the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (d), (e), (f), (g), (h) and (i) of Section 6.01 hereof, (but in the case of (h) and (i) of Section 6.01 hereof, with respect to Significant Subsidiaries only) or because of the Company’s failure to comply with clause (d) of the first paragraph of Section 5.01 hereof.

Section 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Company irrevocably deposits with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, sufficient, in the opinion of a firm of independent public accountants of recognized international standing, to pay the principal, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the next available redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to that particular redemption date;

(b) in the case of Legal Defeasance, the Company delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default under Sections 6.01(g) or (h) shall have occurred with respect to the Company at any time in the period ending on the 91st day after the cash and/or non-callable U.S. Government Securities have been deposited in the defeasance trust;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f) the Company delivers to the Trustee an Opinion of Counsel, subject to customary exceptions, to the effect that on the 91st day following the deposit, the defeasance trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws generally affecting creditors’ rights;

(g) the Company delivers to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the Company’s other creditors with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

(h) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(i) Such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or the Trustee shall be replaced pursuant to Article 7 with one that does not; and

(j) The Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) to the effect that the trust resulting from the deposit does not constitute, or qualify as, a regulated investment company under the Investment Company Act of 1940 or is registered thereunder.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable on the maturity date within one year or (C) as to which a redemption notice has been given calling the Notes for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.05.	Deposited Cash and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent certified public accountants of recognized international standing expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remain unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:

(a) cure any ambiguity, omission, defect or inconsistency; provided that the legal rights of the Holders hereunder are not materially adversely affected;

(b) provide for the assumption by a successor corporation of the obligations of the Company under this Indenture in any transaction complying with Article 5 of this Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(d) add Subsidiary Guarantees or additional obligors with respect to the Notes;

(e) secure the Notes or Subsidiary Guarantees;

(f) add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company;

(g) make any other change that does not materially and adversely affect the legal rights hereunder of any such Holder; or

(h) make any change to comply with any requirement of the Commission in order to effect or maintain the qualification of this Indenture under the TIA.

The Company shall deliver to the Trustee an Opinion of Counsel and Officers’ Certificate stating that such amendment complies with the provisions of this Section 9.01 and (ii) after an amendment under this Section 9.01 becomes effective, the Company shall mail a notice to Holders describing such amendments. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of a majority in principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of this Indenture or the Notes (except for certain covenants and provisions of this Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(c) reduce the principal of or change the Stated Maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase (except, in the case of repurchases, as would otherwise be permitted under clause (g)), or reduce the redemption or repurchase price for those Notes;

(d) make any Note payable in money other than that stated in the Note and this Indenture;

(e) impair the right of any Holder to receive payment of principal, premium or interest on that Holder’s Notes on or after the due dates for those payments, or to bring suit to enforce that payment on or with respect to such Holder’s Notes;

(f) modify Section 6.04 or 6.07 hereof or this Section;

(g) at any time after the Company is obligated to make an Offer to Purchase pursuant to Section 4.14 or 4.21 hereof, change the time at which such offer to purchase must be made or at which the Notes must be repurchased pursuant thereto;

(h) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of this Indenture or the Notes or for waiver of any Default in respect thereof;

(i) waive a Default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof provided as in Section 6.02 and a waiver of the payment default that resulted from such acceleration);

(j) subordinate in right of payment the Notes or the Subsidiary Guarantees to any other debt of the Company; or

(k) other than releases permitted by the indenture (i) release the Subsidiary Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary or (ii) release the Subsidiary Guarantees of a group of Subsidiary Guarantors that together constitute a Significant Subsidiary.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Note Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

The Company shall deliver to the Trustee an Opinion of Counsel and Officers’ Certificate stating that such amendment complies with the provisions of this Section 9.02 and (ii) after an amendment under this Section 9.01 becomes effective, the Company shall mail a notice to Holders describing such amendments. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).

ARTICLE 10.

GUARANTEES

Section 10.01. Subsidiary Guarantees.

Subject to this Article 10, each of the Subsidiary Guarantors hereby unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, and interest on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof whether or not such guaranteed obligations arise after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding (in each case to the extent permitted by law); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 hereof, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Subsidiary Guarantor hereby agrees that its obligations with regard to this Subsidiary Guarantee shall be joint and several and unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) that might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Subsidiary Guarantor, to (1) proceed against the Company, any other guarantor (including any other Subsidiary Guarantor) of the Obligations under the Subsidiary Guarantees or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Subsidiary Guarantees; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except to the extent expressly provided herein, including Sections 8.02, 8.03 and 10.05, each Subsidiary Guarantor hereby covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in its Subsidiary Guarantee and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 10.02. Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or Canadian federal or provincial law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under this Article 10 shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, including, if applicable, its guarantee of all obligations under the Senior Credit Facility, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03. Execution and Delivery of Subsidiary Guarantee.

To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Subsidiary Guarantor hereby agrees that a notation of such Subsidiary Guarantee in substantially the form included in Exhibit E shall be endorsed by an Officer of such Subsidiary Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor.

Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

Section 10.04. Subsidiary Guarantors May Consolidate, etc. on Certain Terms.

In case of any such consolidation, merger, sale or conveyance involving a Subsidiary Guarantor where the successor Person is required to become a Subsidiary Guarantor upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Restricted Subsidiary or any other Person, or shall prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company, another Subsidiary or any other Person.

Section 10.05. Release of a Subsidiary Guarantee.

The Subsidiary Guarantee of a Subsidiary Guarantor will terminate:

(1) in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, in each case to a Person that is not a Domestic Restricted Subsidiary of the Company, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and relieved of any obligations under its Subsidiary Guarantee;

(2) upon the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary; or

(3) upon the defeasance or discharge of the Notes in accordance with the terms of Articles 8 and 11 of this Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable by it under this Indenture; and

(c) the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02.	Deposited Cash and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03 hereof, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03. Repayment to Company.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remain unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Company.

ARTICLE 12.

MISCELLANEOUS

Section 12.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision that is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

Section 12.02. Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

MCI, Inc.

22001 Loudoun County Parkway,

Ashburn, Virginia 20147

Attention: Treasury Department

Telecopier No.: (703) 886-0515

If to the Trustee:

Citibank, N.A.

111 Wall Street, 14th Floor

New York, New York 10005

Attention: Citibank Agency Trust

Telecopier No.: (212) 657-3862 or 3872

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Note Register. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is reasonably necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 12.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company or Subsidiary Guarantor under the Notes or Subsidiary Guarantee, as the case may be, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10. Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14. Submission to Jurisdiction.

The Company and each Subsidiary Guarantor irrevocably (i) agrees that any legal suit, action or proceeding arising out of or based upon this Indenture and the Notes issued hereunder may be instituted in any federal or state court located in the City of New York, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum, and (iii) irrevocably submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 12.15. Waiver of Jury Trial.

EACH OF THE COMPANY, EACH SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 12.16. Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

SIGNATURES

Dated as of April     , 2004

Company:

MCI, Inc.

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

WorldCom, Inc.
1-800-Collect, Inc.
Access Network Services, Inc.
Access Virginia, Inc.
ALD Communications, Inc.
BC Yacht Sales, Inc.
BCT Holdings, LLC
BCT Real Estate, LLC
BFC Communications, Inc.
Bittel Telecommunications Corporation
Brooks Fiber Communications of Arkansas, Inc.
Brooks Fiber Communications of Bakersfield, Inc.
Brooks Fiber Communications of Connecticut, Inc.
Brooks Fiber Communications of Fresno, Inc.
Brooks Fiber Communications of Idaho, Inc.
Brooks Fiber Communications of Massachusetts, Inc.
Brooks Fiber Communications of Michigan, Inc.
Brooks Fiber Communications of Minnesota, Inc.
Brooks Fiber Communications of Mississippi, Inc.
Brooks Fiber Communications of Missouri, Inc.
Brooks Fiber Communications of Nevada, Inc.
Brooks Fiber Communications of New England, Inc.
Brooks Fiber Communications of New Mexico, Inc.
Brooks Fiber Communications of New York, Inc.
Brooks Fiber Communications of Ohio, Inc.
Brooks Fiber Communications of Oklahoma, Inc.
Brooks Fiber Communications of Rhode Island, Inc.
Brooks Fiber Communications of Sacramento, Inc.
Brooks Fiber Communications of San Jose, Inc.
Brooks Fiber Communications of Stockton, Inc.
Brooks Fiber Communications of Tennessee, Inc.
Brooks Fiber Communications of Texas, Inc.
Brooks Fiber Communications of Tucson, Inc.
Brooks Fiber Communications of Tulsa, Inc.
Brooks Fiber Communications of Utah, Inc.
Brooks Fiber Communications of Virginia
Brooks Fiber Communications-LD, Inc.
Brooks Fiber Properties, Inc.

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

BTC Finance Corp.
B.T.C. Real Estate Investments, Inc.
BTC Transportation Corporation
Business Internet, Inc.
CC Wireless, Inc.
Chicago Fiber Optic Corporation
Com Systems, Inc.
COM/NAV Realty Corp.
Compuplex Incorporated
Cross Country Wireless, Inc.
CS Network Services, Inc.
CS Wireless Battle Creek, Inc.
CS Wireless Systems, Inc.
Digex, Incorporated
Digex International Holding Company
E.L. Acquisition, Inc.
Express Communications, Inc.
Fibercom of Missouri, Inc.
FiberNet Rochester, Inc.
Fibernet, Inc.
Healan Communications, Inc.
ICI Capital LLC
Institutional Communications Company—Virginia
Intelligent Investment Partners, Inc.
Intermedia Capital, Inc.
Intermedia Communications Inc.
Intermedia Communications of Virginia, Inc.
Intermedia Investment, Inc.
Intermedia Licensing Company
Intermedia Services LLC
J.B. Telecom, Inc.
Jones Lightwave of Denver, Inc.
Marconi Telegraph-Cable Company, Inc.
MCI Canada, Inc.
MCI Communications Corporation
MCI Equipment Acquisition Corporation
MCI Galaxy III Transponder Leasing, Inc.
MCI Global Access Corporation
MCI Global Support Corporation
MCI International Services, L.L.C.
MCI International Telecommunications Corporation
MCI International Telecommunications Holding Corporation
MCI International, Inc.
MCI Investments Holdings, Inc.
MCI Network Technologies, Inc.
MCI Omega Properties, Inc.
MCI Payroll Services, LLC
MCI Research, Inc.
MCI Systemhouse L.L.C.
MCI Transcon Corporation
MCI Wireless, Inc.

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

MCI WORLDCOM Brands, L.L.C.
MCI WORLDCOM Brazil LLC
MCI WORLDCOM Brooks Telecom, LLC
MCI WORLDCOM Capital Management Corporation
MCI WORLDCOM Communications of Virginia, Inc.
MCI WORLDCOM Communications, Inc.
MCI WORLDCOM Financial Management Corporation
MCI WORLDCOM International, Inc.
MCI WorldCom Management Company, Inc.
MCI WORLDCOM MFS Telecom, LLC
MCI WORLDCOM Network Services of Virginia, Inc.
MCI WORLDCOM Network Services, Inc.
MCI WORLDCOM Receivables Corporation
MCI WORLDCOM Synergies Management Company, Inc.
MCI/OTI Corporation
MCImetro Access Transmission Services LLC
MCImetro Access Transmission Services of Virginia, Inc.
Metrex Corporation
Metropolitan Fiber Systems of Alabama, Inc.
Metropolitan Fiber Systems of Arizona, Inc.
Metropolitan Fiber Systems of Baltimore, Inc.
Metropolitan Fiber Systems of California, Inc.
Metropolitan Fiber Systems of Columbus, Inc.
Metropolitan Fiber Systems of Connecticut, Inc.
Metropolitan Fiber Systems of Dallas, Inc.
Metropolitan Fiber Systems of Delaware, Inc.
Metropolitan Fiber Systems of Denver, Inc.
Metropolitan Fiber Systems of Detroit, Inc.
Metropolitan Fiber Systems of Florida, Inc.
Metropolitan Fiber Systems of Hawaii, Inc.
Metropolitan Fiber Systems of Houston, Inc.
Metropolitan Fiber Systems of Indianapolis, Inc.
Metropolitan Fiber Systems of Iowa, Inc.
Metropolitan Fiber Systems of Kansas City, Missouri, Inc.
Metropolitan Fiber Systems of Kansas, Inc.
Metropolitan Fiber Systems of Kentucky, Inc.
Metropolitan Fiber Systems of Massachusetts, Inc.
Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.
Metropolitan Fiber Systems of Nebraska, Inc.
Metropolitan Fiber Systems of Nevada, Inc.
Metropolitan Fiber Systems of New Hampshire, Inc.
Metropolitan Fiber Systems of New Jersey, Inc.
Metropolitan Fiber Systems of New Orleans, Inc.
Metropolitan Fiber Systems of New York, Inc.

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

Metropolitan Fiber Systems of North Carolina, Inc.
Metropolitan Fiber Systems of Ohio, Inc.
Metropolitan Fiber Systems of Oklahoma, Inc.
Metropolitan Fiber Systems of Oregon, Inc.
Metropolitan Fiber Systems of Philadelphia, Inc.
Metropolitan Fiber Systems of Pittsburgh, Inc.
Metropolitan Fiber Systems of Rhode Island, Inc.
Metropolitan Fiber Systems of Seattle, Inc.
Metropolitan Fiber Systems of St. Louis, Inc.
Metropolitan Fiber Systems of Tennessee, Inc.
Metropolitan Fiber Systems of Virginia, Inc.
Metropolitan Fiber Systems of Wisconsin, Inc.
Metropolitan Fiber Systems/McCourt, Inc.
MFS CableCo U.S., Inc.
MFS Datanet, Inc.
MFS Foreign Personnel, Inc.
MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.)
MFS Globenet, Inc.
MFS International Holdings, L.L.C.
MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.)
MFS Telecom, Inc.
MFS Telephone of Missouri, Inc.
MFS Telephone of New Hampshire, Inc.
MFS Telephone of Virginia, Inc.
MFS Telephone, Inc.
MFS/C-TEC (New Jersey) Partnership
MFSA Holding, Inc.
Military Communications Center, Inc.
MobileComm Europe Inc.
Mtel American Radiodetermination Corporation
Mtel Asia, Inc.
Mtel Cellular, Inc.
Mtel Digital Services, Inc.
Mtel International, Inc.
Mtel Latin America, Inc.
Mtel Microwave, Inc.
Mtel Service Corporation
Mtel Space Technologies Corporation
Mtel Technologies, Inc.
N.C.S. Equipment Corporation
National Telecommunications of Florida, Inc.
Netwave Systems, Inc.
networkMCI, Inc.
New England Fiber Communications L.L.C.
Northeast Networks, Inc.
Nova Cellular Co.
NTC, Inc.
Overseas Telecommunications, Inc.
Savannah Yacht & Ship, LLC
SkyTel Communications, Inc.

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

SkyTel Corp.
SkyTel Payroll Services, LLC
Southern Wireless Video, Inc.
Southernnet of South Carolina, Inc.
Southernnet Systems, Inc.
Southernnet, Inc.
Telecom*USA, Inc.
Teleconnect Company
Teleconnect Long Distance Services & Systems Company
Tenant Network Services, Inc.
TMC Communications, Inc.
TransCall America, Inc.
Tru Vision Wireless, Inc.
Tru Vision-Flippin, Inc.
TTI National, Inc.
UUNET Australia Limited
UUNET Caribbean, Inc.
UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)
UUNET Holdings Corp.
UUNET International Ltd.
UUNET Japan Ltd.
UUNET Payroll Services, LLC
UUNET Technologies, Inc.
Virginia Metrotel, Inc.
Western Business Network, Inc.
Wireless Enterprises LLC
Wireless One of Bryan, Texas, Inc.
Wireless One, Inc.
Wireless Video Enhanced Services
Wireless Video Enterprises, Inc.
Wireless Video Services
WorldCom Broadband Solutions, Inc.
WorldCom Caribbean, Inc.
WorldCom East, Inc.
WorldCom ETC, Inc.
WorldCom Federal Systems, Inc.
WorldCom Funding Corporation
WorldCom Global Strategic Alliances, Inc.
WorldCom Global Strategic Alliances International, Inc.
WorldCom ICC, Inc.
WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)
WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)
WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)
WorldCom International Data Services, Inc.
WorldCom International Mobile Services LLC

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

WorldCom International Mobile Services, Inc.
WorldCom Overseas Holdings, Inc.
WorldCom Payroll Services, LLC
WorldCom Purchasing, LLC
WorldCom Switzerland LLC
WorldCom Ventures, Inc.
WorldCom Wireless, Inc.

By:
Name:
Title:

SIGNATURE PAGES TO THE SENIOR NOTE INDENTURE

Trustee:

Citibank, N.A.

By:
Name:
Title:

EXHIBIT A

(Face of Note)

7.735% SENIOR NOTES DUE 2014

CUSIP
ISIN
No. 001	$

MCI, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of                     Dollars ($                    ) or such greater or lesser amount as shall be reflected on the Schedule of Exchanges of Interests in the Global Note on May 1, 2014.

Interest Payment Dates: May 1 and November 1, commencing November 1, 2004.

Regular Record Dates: April 15 and October 15.

Dated: April 20, 2004.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

MCI, INC.

By:
Name:
Title:

This is one of the Global

Notes referred to in the

within-mentioned Indenture:

CITIBANK, N.A.
as Trustee

By:
Authorized Signatory

Dated: April 20, 2004

(Back of Note)

7.735% SENIOR NOTES DUE 2014

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. MCI, Inc., a Delaware corporation (the “Company” which term shall include any successor person to the Company’s obligations under the Indenture), promises to pay interest on the principal amount of this Note from the Issue Date to the Ratings Reset Date, if the Ratings Reset Date occurs, and otherwise until maturity, at a rate per annum equal to the sum of (x) the Initial Rate and (y) 1.00%. If the Rating Reset Date occurs, the Notes will bear interest from and after the Rating Reset Date through maturity at a rate per annum equal to the Reset Rate. For purposes of this Notes, the “Initial Rate” means 6.735%. The “Ratings Reset Date” means the first date after (i) the Company has submitted to Moody’s and S&P audited financial statements for a completed fiscal year, including an unqualified report from its independent public accountants and (ii) the Company has met with and made a ratings presentation to Moody’s and S&P for the purpose of receiving a rating on the Notes and (iii) each of Moody’s and S&P has published a rating for the Notes as a result of such ratings presentation. The “Reset Rate” means the rate (expressed as a percentage rounded to the nearest one-thousand (.001) of 1.000%) that is equal to the Initial Rate, plus or minus, as the case may be, the applicable percentage as determined by reference to the following table:

(Rating by Moody’s and S&P of the Notes)	Applicable Percentage (%)
Baa3 (or better) and BBB- (or better)	-2.00
Ba3 (or better) and BBB- (or better)	-1.00
Baa3 (or better) and BB- (or better)	-1.00
Ba3 (or better) and BB- (or better)	0.0
B3 (or better) and BB- (or better)	1.00
Ba3 (or better) and B- (or better)	1.00
B3 (or better) and B- (or better)	2.00
B3 (or better) or B- (or better)	3.00
worse than B3 and worse than B-	4.00

; provided, further, if the Company fails to obtain a rating from Moody’s and S&P by the date two years from the Issue Date, the Initial Rate plus 1.00% shall be increased by an additional 1.00% from and after such date until the Ratings Reset Date, or, if none occurs, until maturity.

If the Company’s ratings satisfy the requirements of more than one row in the foregoing table, the Applicable Percentage shall be that percentage which results in the lowest Reset Rate.

Within three Business Days after the Ratings Reset Date, if any, the Company shall publicly announce, by means of a press release, (i) that the Ratings Reset Date has occurred (and shall provide the calendar date of such Ratings Reset Date), (ii) the interest rate on the Notes that will be in effect from and after the Ratings Reset Date and (iii) the amount of accrued interest that will be payable on each $1,000 principal amount of Notes with respect to the period from the immediately prior Interest Payment Date to the Ratings Reset Date.

The Company shall pay interest semi-annually on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1.0% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are Holders at the close of business on the April 15 or October 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, if any, and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Citibank, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of April 20, 2004 (“Indenture”) among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company unlimited in aggregate principal amount.

5. Optional Redemption.

(a) At any time and from time to time during the twelve-month period commencing on May 1 of the years indicated below, the Company may redeem all or any portion of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date):

Year	Percentage
2009	103.3675%
2010	102.2450%
2011	101.1225%
2012 and thereafter	100.0000%

(b) At any time prior to May 1, 2009, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under this Indenture, at a redemption price equal to the greater of

(i) 100.0% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of (A) the redemption price of the Notes at May 1, 2009 (as set forth above) and (B) the remaining scheduled payments of interest from the redemption date to May 1, 2009 but excluding accrued and unpaid interest to the redemption date, discounted to the redemption date at the Treasury Rate (determined on the second Business Day immediately preceding the date of redemption) plus 84.5 basis points;

plus, in either case, accrued and unpaid interest, to the redemption date (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date).

Any notice to the Holders of Notes of a redemption pursuant to this clause (b) shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

(c) At any time and from time to time prior to May 1, 2007, the Company may redeem up to 35.0% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price (expressed as a percentage of principal amount) equal to 107.735% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds of one or more Equity Offerings by the Company or the direct or indirect parent of the Company (to the extent, in the case of the direct or indirect parent, that the net cash proceeds of the Equity Offerings are contributed to the common or non-redeemable preferred equity capital of the Company); provided, however, that after giving effect to any such redemption, at least 65.0% of the aggregate principal amount of the Notes initially issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 75 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

(d) Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.07 of the Indenture.

6. Mandatory Redemption. Except as set forth in Section 4.14 and Section 4.21 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

(a) If the Company or one of its Restricted Subsidiaries consummates any Asset Sales, the Company may, upon the terms of the Indenture, be required, commence an offer for Notes pursuant to the Indenture by applying the Excess Proceeds (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the Notes at an offer price in cash equal to 100.0% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture, all as more fully set forth in the Indenture.

(b) Upon the occurrence of a Change of Control, the Company shall, within 30 days of a change of control, make an offer (a “Change of Control Offer”), pursuant to the procedures set forth in Section 3.09 of the Indenture, to all Holders to repurchase all or any portion (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the Purchase Date.

Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer or a Change of Control Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection or register the transfer of or exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture that cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Subsidiary Guarantors or additional obligors with respect to the Notes, to secure the Notes or the Subsidiary Guarantees, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not materially and adversely affect the legal rights under the Indenture of any such Holder, to make any change to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

12. Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (i) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (iii) failure to comply with the provisions of Sections 4.14, 4.21 or 5.01 of the Indenture; (iv) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (i), (ii) or (iii)) and such failure continues for 60 days after written notice is given to the Company; (v) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at Stated Maturity, in an aggregate amount greater than $100.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded within 60 days after the date of such acceleration; (vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $100.0 million (or its foreign currency equivalent at the time) in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies that shall be rendered against the Company or any Restricted Subsidiary that is a Significant Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect; (vii) except as permitted by this Indenture, any Subsidiary Guaranty is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or the Company, any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture with respect to the Company, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or such Subsidiary Guarantors under the Indenture, the Notes, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

18. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 or Section 4.21 of the Indenture, check the box below

☐	Section 4.14

☐	Section 4.21

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 or Section 4.21 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of April 20, 2004 (the “Indenture”), among MCI, Inc., as issuer (the “Company”), the Subsidiary Guarantors listed on the signature pages thereto and Citibank, N.A. as trustee (the “Trustee”), (a) the due and punctual payment of the principal of and premium, if any, on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Section 10.05 of the Indenture. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

WorldCom, Inc.
1-800-Collect, Inc.
Access Network Services, Inc.
Access Virginia, Inc.
ALD Communications, Inc.
BC Yacht Sales, Inc.
BCT Holdings, LLC
BCT Real Estate, LLC
BFC Communications, Inc.
Bittel Telecommunications Corporation
Brooks Fiber Communications of Arkansas, Inc.
Brooks Fiber Communications of Bakersfield, Inc.
Brooks Fiber Communications of Connecticut, Inc.
Brooks Fiber Communications of Fresno, Inc.
Brooks Fiber Communications of Idaho, Inc.
Brooks Fiber Communications of Massachusetts, Inc.
Brooks Fiber Communications of Michigan, Inc.
Brooks Fiber Communications of Minnesota, Inc.
Brooks Fiber Communications of Mississippi, Inc.
Brooks Fiber Communications of Missouri, Inc.
Brooks Fiber Communications of Nevada, Inc.
Brooks Fiber Communications of New England, Inc.
Brooks Fiber Communications of New Mexico, Inc.
Brooks Fiber Communications of New York, Inc.
Brooks Fiber Communications of Ohio, Inc.
Brooks Fiber Communications of Oklahoma, Inc.
Brooks Fiber Communications of Rhode Island, Inc.
Brooks Fiber Communications of Sacramento, Inc.
Brooks Fiber Communications of San Jose, Inc.
Brooks Fiber Communications of Stockton, Inc.
Brooks Fiber Communications of Tennessee, Inc.
Brooks Fiber Communications of Texas, Inc.

Brooks Fiber Communications of Tucson, Inc.
Brooks Fiber Communications of Tulsa, Inc.
Brooks Fiber Communications of Utah, Inc.
Brooks Fiber Communications of Virginia
Brooks Fiber Communications-LD, Inc.
Brooks Fiber Properties, Inc.
BTC Finance Corp.
B.T.C. Real Estate Investments, Inc.
BTC Transportation Corporation
Business Internet, Inc.
CC Wireless, Inc.
Chicago Fiber Optic Corporation
Com Systems, Inc.
COM/NAV Realty Corp.
Compuplex Incorporated
Cross Country Wireless, Inc.
CS Network Services, Inc.
CS Wireless Battle Creek, Inc.
CS Wireless Systems, Inc.
Digex, Incorporated
Digex International Holding Company
E.L. Acquisition, Inc.
Express Communications, Inc.
Fibercom of Missouri, Inc.
FiberNet Rochester, Inc.
Fibernet, Inc.
Healan Communications, Inc.
ICI Capital LLC
Institutional Communications Company - Virginia
Intelligent Investment Partners, Inc.
Intermedia Capital, Inc.
Intermedia Communications Inc.
Intermedia Communications of Virginia, Inc.
Intermedia Investment, Inc.
Intermedia Licensing Company
Intermedia Services LLC
J.B. Telecom, Inc.
Jones Lightwave of Denver, Inc.
Marconi Telegraph-Cable Company, Inc.
MCI Canada, Inc.
MCI Communications Corporation
MCI Equipment Acquisition Corporation
MCI Galaxy III Transponder Leasing, Inc.
MCI Global Access Corporation
MCI Global Support Corporation
MCI International Services, L.L.C.
MCI International Telecommunications Corporation
MCI International Telecommunications Holding Corporation
MCI International, Inc.
MCI Investments Holdings, Inc.
MCI Network Technologies, Inc.

MCI Omega Properties, Inc.
MCI Payroll Services, LLC
MCI Research, Inc.
MCI Systemhouse L.L.C.
MCI Transcon Corporation
MCI Wireless, Inc.
MCI WORLDCOM Brands, L.L.C.
MCI WORLDCOM Brazil LLC
MCI WORLDCOM Brooks Telecom, LLC
MCI WORLDCOM Capital Management Corporation
MCI WORLDCOM Communications of Virginia, Inc.
MCI WORLDCOM Communications, Inc.
MCI WORLDCOM Financial Management Corporation
MCI WORLDCOM International, Inc.
MCI WorldCom Management Company, Inc.
MCI WORLDCOM MFS Telecom, LLC
MCI WORLDCOM Network Services of Virginia, Inc.
MCI WORLDCOM Network Services, Inc.
MCI WORLDCOM Receivables Corporation
MCI WORLDCOM Synergies Management Company, Inc.
MCI/OTI Corporation
MCImetro Access Transmission Services LLC
MCImetro Access Transmission Services of Virginia, Inc.
Metrex Corporation
Metropolitan Fiber Systems of Alabama, Inc.
Metropolitan Fiber Systems of Arizona, Inc.
Metropolitan Fiber Systems of Baltimore, Inc.
Metropolitan Fiber Systems of California, Inc.
Metropolitan Fiber Systems of Columbus, Inc.
Metropolitan Fiber Systems of Connecticut, Inc.
Metropolitan Fiber Systems of Dallas, Inc.
Metropolitan Fiber Systems of Delaware, Inc.
Metropolitan Fiber Systems of Denver, Inc.
Metropolitan Fiber Systems of Detroit, Inc.
Metropolitan Fiber Systems of Florida, Inc.
Metropolitan Fiber Systems of Hawaii, Inc.
Metropolitan Fiber Systems of Houston, Inc.
Metropolitan Fiber Systems of Indianapolis, Inc.
Metropolitan Fiber Systems of Iowa, Inc.
Metropolitan Fiber Systems of Kansas City, Missouri, Inc.
Metropolitan Fiber Systems of Kansas, Inc.
Metropolitan Fiber Systems of Kentucky, Inc.
Metropolitan Fiber Systems of Massachusetts, Inc.
Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.

Metropolitan Fiber Systems of Nebraska, Inc.
Metropolitan Fiber Systems of Nevada, Inc.
Metropolitan Fiber Systems of New Hampshire, Inc.
Metropolitan Fiber Systems of New Jersey, Inc.
Metropolitan Fiber Systems of New Orleans, Inc.
Metropolitan Fiber Systems of New York, Inc.
Metropolitan Fiber Systems of North Carolina, Inc.
Metropolitan Fiber Systems of Ohio, Inc.
Metropolitan Fiber Systems of Oklahoma, Inc.
Metropolitan Fiber Systems of Oregon, Inc.
Metropolitan Fiber Systems of Philadelphia, Inc.
Metropolitan Fiber Systems of Pittsburgh, Inc.
Metropolitan Fiber Systems of Rhode Island, Inc.
Metropolitan Fiber Systems of Seattle, Inc.
Metropolitan Fiber Systems of St. Louis, Inc.
Metropolitan Fiber Systems of Tennessee, Inc.
Metropolitan Fiber Systems of Virginia, Inc.
Metropolitan Fiber Systems of Wisconsin, Inc.
Metropolitan Fiber Systems/McCourt, Inc.
MFS CableCo U.S., Inc.
MFS Datanet, Inc.
MFS Foreign Personnel, Inc.
MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.)
MFS Globenet, Inc.
MFS International Holdings, L.L.C.
MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.)
MFS Telecom, Inc.
MFS Telephone of Missouri, Inc.
MFS Telephone of New Hampshire, Inc.
MFS Telephone of Virginia, Inc.
MFS Telephone, Inc.
MFS/C-TEC (New Jersey) Partnership
MFSA Holding, Inc.
Military Communications Center, Inc.
MobileComm Europe Inc.
Mtel American Radiodetermination Corporation
Mtel Asia, Inc.
Mtel Cellular, Inc.
Mtel Digital Services, Inc.
Mtel International, Inc.
Mtel Latin America, Inc.
Mtel Microwave, Inc.
Mtel Service Corporation
Mtel Space Technologies Corporation
Mtel Technologies, Inc.
N.C.S. Equipment Corporation
National Telecommunications of Florida, Inc.
Netwave Systems, Inc.
networkMCI, Inc.
New England Fiber Communications L.L.C.

Northeast Networks, Inc.
Nova Cellular Co.
NTC, Inc.
Overseas Telecommunications, Inc.
Savannah Yacht & Ship, LLC
SkyTel Communications, Inc.
SkyTel Corp.
SkyTel Payroll Services, LLC
Southern Wireless Video, Inc.
Southernnet of South Carolina, Inc.
Southernnet Systems, Inc.
Southernnet, Inc.
Telecom*USA, Inc.
Teleconnect Company
Teleconnect Long Distance Services & Systems Company
Tenant Network Services, Inc.
TMC Communications, Inc.
TransCall America, Inc.
Tru Vision Wireless, Inc.
Tru Vision-Flippin, Inc.
TTI National, Inc.
UUNET Australia Limited
UUNET Caribbean, Inc.
UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)
UUNET Holdings Corp.
UUNET International Ltd.
UUNET Japan Ltd.
UUNET Payroll Services, LLC
UUNET Technologies, Inc.
Virginia Metrotel, Inc.
Western Business Network, Inc.
Wireless Enterprises LLC
Wireless One of Bryan, Texas, Inc.
Wireless One, Inc.
Wireless Video Enhanced Services
Wireless Video Enterprises, Inc.
Wireless Video Services
WorldCom Broadband Solutions, Inc.
WorldCom Caribbean, Inc.
WorldCom East, Inc.
WorldCom ETC, Inc.
WorldCom Federal Systems, Inc.
WorldCom Funding Corporation
WorldCom Global Strategic Alliances, Inc.
WorldCom Global Strategic Alliances International, Inc.
WorldCom ICC, Inc.
WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)

WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)
WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)
WorldCom International Data Services, Inc.
WorldCom International Mobile Services LLC
WorldCom International Mobile Services, Inc.
WorldCom Overseas Holdings, Inc.
WorldCom Payroll Services, LLC
WorldCom Purchasing, LLC
WorldCom Switzerland LLC
WorldCom Ventures, Inc.
WorldCom Wireless, Inc.

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